EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Lakeshore Acquisition III Corp. (the “Company”) on Amendment No. 2 to Form S-1  to be filed on April 23, 2025, of our report dated January 15, 2025, except for Notes 1, 3, 5, and 7, dated April 4, 2025, with respect to our audit of the financial statements of Lakeshore Acquisition III Corp. as of December 31, 2024, and for the period then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

April 23, 2025